Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:
Jill C. Blumhoff
Chief Financial Officer
Phone: 756.497.8381
jblumhoff@BASinc.com

BASi Elects Entrepreneur, Who Has Led BASi Turnaround and Recent Growth, as President and Chief Executive Officer and a Director

WEST LAFAYETTE, Ind., January 16, 2019 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced the election of Robert Leasure, Jr., as President and Chief Executive Officer and as a director of the Company, effective as of January 12, 2019.

Since September of 2016, Mr. Leasure has worked closely with the Company’s management team and board of directors to guide operations and assist BASi in restructuring and developing a growth strategy for the Company. Mr. Leasure’s experience leading the Company’s turnaround, including the Company’s refinancing, its acquisition of Seventh Wave Laboratories, Inc., and its execution of expansion and growth plans over the last two years, ideally positions him for the role of President and Chief Executive Officer and as a director. BASi’s board believes Mr. Leasure's demonstrated successes, experience, ability to develop and work collaboratively with the management team, and his ability to create and execute upon visions for the future of the Company have been, and will continue to be, critical to growing the Company’s business and creating long-term shareholder value.

“I couldn’t be more excited to have such a strong leader and visionary as Mr. Leasure in this role,” said Dr. Gregory C. Davis, BASi’s Chairman of the Board. “He is a champion of our collaborative culture and has an incredible ability to motivate and energize our teams, partners, and clients. His vision, strategy, and successful execution track record are exactly what BASi needs as we enter our next phase of growth for the Company.”

Robert Leasure, Jr., serves as the managing partner and president of LS Associates LLC (“LS”), a management consulting firm formed in 2002. Over the last sixteen years, LS has worked with over 300 companies and served clients in the United States and internationally in various industries. Mr. Leasure brings over thirty years of experience in turnarounds, restructurings, financings, mergers and acquisitions, and building and mentoring management teams.

“I am extremely proud of all that BASi has accomplished in the time I have worked with the Company and the strong team and foundation we are building together for the future. We have significantly more that we can accomplish in the highly-dynamic and evolving landscape of this industry,” said Mr. Leasure. “I am honored to have been selected to lead this organization and by the support I have received from the founders, board members, and associates. I look forward to the Company’s future success as we continue to grow and build this organization together.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, and various market and operating risks detailed in the company's filings with the U.S. Securities and Exchange Commission.